Exhibit 5.1

Our ref                SMC/653331-000001/23555895v2

Zhaopin Limited

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

[*] 2014

Dear Sirs

Zhaopin Limited

We have acted as Cayman Islands counsel to Zhaopin Limited (the “Company”) in connection with the Company’s registration statement (the “Registration Statement”) on Form F-1, including all amendments or supplements thereto (the “Form F-1”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) in respect of the proposed initial offering of the Company’s American Depositary Shares representing ordinary shares, par value US$0.01 per share, in the capital of the Company (the “Shares”). Such public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company and the underwriters named therein. This opinion is given in accordance with the terms of the Legal Matters section of the Form F-1.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 9 July 2008 (the “Current Articles”), and the Memorandum and Articles of Association of the Company adopted by Special Resolution passed on [*] 2014 and effective immediately upon commencement of the trading of the Company’s American Depositary Shares representing its Ordinary Shares on the New York Stock Exchange (the “Post-IPO Articles”).

1.2	The minutes of the meeting of the board of directors of the Company held on [*] 2014 (the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	The minutes of the extraordinary general meeting of the Company held on [*] 2014 (the “Shareholder Minutes”).

1.4	A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.5	A certificate from a Director of the Company a copy of which is annexed hereto (the “Director’s Certificate”).

1.6	The Form F-1.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Underwriting Agreement or and the Registration Statement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The issue of the Shares to be issued by the Company has been authorised, and when issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company and when appropriate entries have been made in the Register of Members of the Company, such Shares will be legally issued, fully paid and non-assessable.

3.3	The authorised share capital of the Company is US$2,783,144.97 divided into 159,051,299 Ordinary Shares with a par value of US$0.01 each and 119,263,199 Preferred Shares with a par value of US$0.01 each, consisting of 12.604,286 Series A Preferred Shares of a par value of US$0.01 each, 4,013,203 Series B Preferred Shares of a par value of US$0. 01 each, 15,722,878 Series C Preferred Shares of a par value of US$0. 01 each, 19,426,718 Series D-1 Preferred Shares of a par value of US$0.01 each, 4,687,500 Series D-2 Preferred Shares of a par value of US$0.01 each and 62,808,613 Series E Preferred Shares of a par value of US$0.01 each.

3.4	Upon the Post-IPO Articles becoming effective, the authorised share capital of the Company will be US$[*], divided into [*] Ordinary Shares of par value US$0.01 each.

3.5	The statements under the caption “Taxation” in the Form F-1, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form F-1 and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Form F-1. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

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